Exhibit 10.3
CORPORATE INTEGRITY AGREEMENT
between the
Office of Inspector General
of the
Department of Health and Human Services
and
Pediatrix Medical Group, Inc.
I. Preamble
     Pediatrix Medical Group, Inc. (Pediatrix) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, TRICARE, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, Pediatrix is entering into a Settlement Agreement with the United States.
     Pediatrix represents that in 1998, Pediatrix established a compliance program (the “Compliance Program”) that provides for policies and procedures aimed at ensuring Pediatrix’s adherence with Federal health care program requirements. All of Pediatrix’s employees participate in the Compliance Program. The Compliance Program includes, among other things, a Code of Conduct, a Compliance Committee and a Compliance Officer, policies and procedures for implementing the Compliance Program, training and education requirements, a mechanism for individuals to report incidents of non-compliance in an anonymous manner, disciplinary actions for individuals violating compliance policies and procedures, and mechanisms for the ongoing monitoring and auditing of Pediatrix’s operations as they relate to coding and billing. Pediatrix agrees to maintain the Compliance Program in full operation for the term of the CIA. The Compliance Program may be modified as necessary and as appropriate but, at a minimum, shall comply with the integrity obligations enumerated in this CIA.
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II. Term and Scope of the CIA
     A. The period of the compliance obligations assumed by Pediatrix under this CIA shall be five years from the effective date of this CIA, unless otherwise specified. The effective date shall be the date on which the final signatory of this CIA executes this CIA (Effective Date). Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”
     B. Sections VII, IX, X, and XI shall expire no later than 120 days after the OIG’s receipt of: (1) Pediatrix’s final annual report; or (2) any additional materials submitted by Pediatrix pursuant to the OIG’s request, whichever is later.
     C. The scope of this CIA shall be governed by the following definitions:
1. “Pediatrix” or the “Company” includes: (1) Pediatrix Medical Group, Inc. and its wholly-owned subsidiaries; and (2) any affiliated professional associations, corporations and partnerships (“affiliated professional contractors”) over which the Company has established a controlling financial interest in their operations, as defined by the Financial Accounting Standards Board (“FASB”).
2. “Covered Persons” includes:
a. all officers, directors, and employees of Pediatrix and
b. all contractors, subcontractors, agents, and other persons who provide patient care items or services or who perform coding or billing functions on behalf of Pediatrix.
Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year.
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3. “Relevant Covered Persons” includes Covered Persons who deliver and participate in coding for patient care items or services, specifically physicians and advanced practice nurses, and those who perform coding functions as part of the preparation or submission of claims for reimbursement from any Federal health care program.
III. Corporate Integrity Obligations
     Pediatrix currently has in effect, and hereby agrees to maintain throughout the term of the CIA, a Compliance Program that includes the following elements:
     A. Compliance Officer and Committee.
          1. Compliance Officer. Pediatrix certifies that it has appointed an individual to serve as its Compliance Officer and that it shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements. The Compliance Officer shall be a member of senior management of Pediatrix, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of Pediatrix, and shall be authorized to report on such matters to the Board of Directors at any time. The Compliance Officer shall not be the General Counsel or Chief Financial Officer, or be subordinate to the General Counsel or Chief Financial Officer. The Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by Pediatrix as well as for any reporting obligations created under this CIA.
     Pediatrix shall report to the OIG, in writing, any changes in the identity or position description of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.
          2. Compliance Committee. Pediatrix certifies that it has a Compliance Committee and shall maintain such committee during the term of the CIA. The Compliance Committee includes the Compliance Officer and other members of Pediatrix’s management necessary to meet the requirements of this CIA. The
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Compliance Officer shall chair the Compliance Committee, and the Compliance Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of the organization’s risk areas and shall oversee monitoring of internal and external audits and investigations). Pediatrix shall report to the OIG, in writing, any changes in the composition of the Compliance Committee, or any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.
     B. Written Standards.
          1. Code of Conduct. Pediatrix certifies that it has developed, implemented, and distributed a written Code of Conduct to all Covered Persons. For the duration of this CIA, Pediatrix shall continue to maintain the Code of Conduct. Pediatrix shall amend the Code of Conduct, as necessary, to ensure that the Code of Conduct meets the requirements set forth below. In the event the Code of Conduct must be revised to meet the requirements set forth below, the revised Code of Conduct shall be made available to all Covered Persons within 120 days after the Effective Date. Pediatrix shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall, at a minimum, continue to address:
a. Pediatrix’s commitment to full compliance with all Federal health care program requirements, including its commitment to prepare and submit accurate claims consistent with such requirements;
b. Pediatrix’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Pediatrix’s own Policies and Procedures as implemented pursuant to Section III.B (including the requirements of this CIA);
c. the requirement that all of Pediatrix’s Covered Persons shall be expected to report to the Compliance Officer or other appropriate individual designated by Pediatrix suspected violations of any Federal health care program requirements or of Pediatrix’s own Policies and Procedures;
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d. the possible consequences to both Pediatrix and Covered Persons of failure to comply with Federal health care program requirements and with Pediatrix’s own Policies and Procedures and the failure to report such noncompliance; and
e. the right of all individuals to use the Disclosure Program described in Section III.E, and Pediatrix’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.
     Within 120 days after the Effective Date, each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by Pediatrix’s Code of Conduct. New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later.
     Pediatrix shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. Any revised Code of Conduct shall be distributed within 30 days after any revisions are finalized. Each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 30 days after the distribution of the revised Code of Conduct.
     Pediatrix shall have the option of distributing the Code of Conduct through electronic means (e.g., Company-wide e-mail or distribution through the Internet or Company’s Intranet site). Such electronic means of distribution shall include an electronic acknowledgement for Covered Persons to indicate that they have received, read, understood, and agree to abide by the Code of Conduct. If Pediatrix utilizes such electronic methods of distribution, it shall notify the Covered Persons that the Code of Conduct shall be distributed in such a manner and it shall track the distribution to ensure that all Covered Persons have received the Code of Conduct. Appropriate and knowledgeable staff shall be available to explain the Code of Conduct.
          2. Policies and Procedures. Pediatrix certifies that it has implemented written Policies and Procedures regarding the operation of Pediatrix’s Compliance Program and its compliance with Federal health care program requirements and that it
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shall maintain such written Policies and Procedures throughout the term of this CIA. At a minimum, the Policies and Procedures shall address:
a. the subjects relating to the Code of Conduct identified in Section III.B.1;
b. measures designed to ensure that Pediatrix fully complies with all Medicaid and other Federal health care program, statutes, regulations, and guidelines applicable to Pediatrix.
     Within 120 days after the Effective Date, the relevant portions of the Policies and Procedures shall be distributed to all Covered Persons whose job functions relate to those Policies and Procedures. Pediatrix shall make appropriate and knowledgeable staff available to Covered Persons to explain the Policies and Procedures, as necessary.
     At least annually (and more frequently, if appropriate), Pediatrix shall assess and update the Policies and Procedures, as necessary. Within 30 days after any revisions are finalized, the relevant portions of any such revised Policies and Procedures shall be distributed to all Covered Persons whose job functions relate to those Policies and Procedures.
     Pediatrix shall have the option of distributing any Policies and Procedures through electronic means (e.g., Company-wide e-mail or distribution through the Internet or Company’s Intranet site). If Pediatrix utilizes such electronic methods of distribution, it shall notify the Covered Persons that the Policies and Procedures shall be distributed in such a manner. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.
     C. Training and Education.
          1. General Training. Within 120 days after the Effective Date, Pediatrix shall provide at least one hour of General Training to each Covered Person. This training, at a minimum, shall explain Pediatrix’s:
a. CIA requirements; and
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b. Pediatrix’s Compliance Program (including the Code of Conduct and the Policies and Procedures as they pertain to general compliance issues).
     New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 120 days after the Effective Date, whichever is later. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training annually during the term of the CIA.
          2. Specific Training. Within 120 days after the Effective Date, each Relevant Covered Person shall receive at least two hours of Specific Training in addition to the General Training required above. This Specific Training shall include a discussion of:
a. the Federal health care program and FEHBP requirements regarding the accurate coding and submission of claims;
b. policies, procedures, and other requirements applicable to the documentation of medical records;
c. the personal obligation of each individual involved in the claims submission process to ensure that such claims are accurate;
d. applicable reimbursement statutes, regulations, and program requirements and directives;
e. the legal sanctions for violations of the Federal health care program requirements; and
f. examples of proper and improper claims submission practices.
     New Relevant Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming Relevant Covered Persons, or within 120 days after the Effective Date, whichever is later. A Pediatrix employee who has completed the Specific Training shall supervise a new Relevant Covered Person’s work,
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to the extent that the work relates to coding for patient care items or services or the performance of coding functions that relate to the preparation or submission of claims for reimbursement from any Federal health care program, until such time as the new Relevant Covered Person completes his or her Specific Training.
     After receiving the initial Specific Training described in this Section, each Relevant Covered Person shall receive at least two hours of Specific Training annually during the term of the CIA.
          3. Certification. Each individual who is required to attend training shall certify, in writing, or in electronic form, if applicable, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Compliance Officer (or designee) shall retain the certifications, along with all course materials. These shall be made available to OIG, upon request.
          4. Qualifications of Trainer. Persons providing the training shall be knowledgeable about the subject area.
          5. Update of Training. Pediatrix shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program requirements, any issues discovered during internal audits and any other review, including but not limited to any review conducted by the IRO, and any other relevant information.
          6. Computer-Based Training. Pediatrix may provide the training required under this CIA through appropriate computer-based training approaches. If Pediatrix chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.
          7. Credit for Prior Training. General Training or Specific Training that meets the requirements of this Section III.C and that was provided during the six months immediately preceding the execution of this CIA may be credited towards the training time requirements of this Section, provided that Pediatrix shall update such training with respect to any new requirements imposed by this CIA.
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     D. Review Procedures.
          1. General Description.
a. Engagement of Independent Review Organization. Within 120 days after the Effective Date, Pediatrix shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform reviews to assist Pediatrix in assessing and evaluating its coding and billing practices with respect to neonatal critical and intensive care services and certain other obligations pursuant to this Agreement and the Settlement Agreement. The applicable requirements relating to the IRO are outlined in Appendix A to this Agreement, which is incorporated by reference.
Each IRO engaged by Pediatrix shall have expertise in the coding, billing, reporting, and other requirements of Medicaid and TRICARE, and in the general requirements of the Federal health care program(s) from which Pediatrix seeks reimbursement. Each IRO shall assess, along with Pediatrix, whether it can perform the IRO review in a professionally independent and/or objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or other engagements that may exist between it and Pediatrix.
The IRO(s) review shall evaluate and analyze Pediatrix’s billing, coding, and claims submission to the Federal health care programs and the reimbursement received (Claims Review), and shall analyze whether Pediatrix sought payment for certain unallowable costs (Unallowable Cost Review).
b. Frequency of Claims Review. The Claims Review shall be performed annually and shall cover the 12-month period ending on March 31 of each of the Reporting Periods. The IRO(s) shall perform all components of each annual Claims Review.
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c. Frequency of Unallowable Cost Review. If applicable, the IRO shall perform the Unallowable Cost Review for the first Reporting Period.
d. Retention of Records. The IRO and Pediatrix shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Pediatrix) related to the reviews.
          2. Claims Review. The Claims Review shall include Discovery Samples of claims from multiple hospital units and, if necessary, Full Samples from those units. The applicable definitions, procedures, and reporting requirements are outlined in Appendix B to this Agreement, which is incorporated by reference.
a. Discovery Samples. The IRO shall randomly select eight (8) hospital units where Pediatrix provides neonatal critical and intensive care services. For each of the eight (8) units selected, the IRO shall randomly select thirty (30) Paid Claims for each unit. The IRO shall review the 240 Paid Claims selected for review (30 per unit) to determine whether the claim was correctly coded, submitted, and reimbursed based on the supporting documentation and applicable billing and coding regulations and guidance.
i. If the Error Rate (as defined in Appendix B) for the Discovery Sample for any hospital unit is less than 5%, no additional sampling is required for that hospital unit, nor is the Systems Review required. (Note: The guidelines listed above do not imply that this is an acceptable error rate. Accordingly, Pediatrix should, as appropriate, further analyze any errors identified in the Discovery Sample. Pediatrix recognizes that OIG or other HHS component, in its discretion and as authorized by statute, regulation, or other appropriate authority may also analyze or review Paid Claims included, or errors identified, in the Discovery Sample or any other segment of the universe.)
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ii. If the Discovery Sample indicates that the Error Rate is 5% or greater for any one hospital unit, the IRO shall perform a Full Sample and a Systems Review for that hospital unit, as described below.
b. Full Sample. If necessary, as determined by procedures set forth in Section III.D.2.a, the IRO shall select an additional sample of Paid Claims using commonly accepted sampling methods and in accordance with Appendix B. The Full Sample shall be designed to: (1) estimate the actual Overpayment in the population with a 90% confidence level and with a maximum relative precision of 25% of the point estimate and (2) conform with the Centers for Medicare and Medicaid Services’ statistical sampling for overpayment estimation guidelines.
     The Paid Claims selected for the Full Sample shall be reviewed based on supporting documentation and applicable coding and billing regulations and guidance to determine whether the claim was correctly coded, submitted, and reimbursed. For purposes of calculating the size of the Full Sample, the Discovery Sample may serve as the probe sample, if statistically appropriate.
     Additionally, Pediatrix may use the items sampled as part of the Discovery Sample, and the corresponding findings for those 30 Items as part of its Full Sample, if: (1) statistically appropriate and (2) Pediatrix selects the Full Sample Items using the seed number generated by the Discovery Sample. OIG, in its sole discretion, may refer the findings of the Full Sample (and any related workpapers) received from Pediatrix to the appropriate Federal health care program payor, including Medicaid State Agencies, for appropriate follow-up by that payor.
c. Systems Review. If Pediatrix’s Discovery Sample for any one hospital unit identifies an Error Rate of 5% or greater, Pediatrix’s IRO shall also conduct a Systems Review pertaining to that hospital unit. Specifically, for each claim in the Discovery Sample and Full Sample that resulted in an Overpayment, the IRO shall perform a “walk through” of the system(s) and process(es) that generated the claim to identify any problems or weaknesses that may have resulted
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in the identified Overpayments. The IRO shall provide its observations and recommendations on suggested improvements to the system(s) and the process(es) that generated the claim.
d. Repayment of Identified Overpayments. In accordance with Section III.H.1 of this Agreement, Pediatrix shall repay within 30 days any Overpayment(s) identified in the Discovery Sample or the Full Sample (if applicable), regardless of the Error Rate, to the appropriate payor and in accordance with payor refund policies. Pediatrix shall make available to OIG all documentation that reflects the refund of the Overpayment(s) to the payor.
          3. Claims Review Report. The IRO shall prepare a report based upon the Claims Review performed (Claims Review Report). Information to be included in the Claims Review Report is described in Appendix B.
          4. Unallowable Cost Review. If applicable, the IRO shall conduct a review of Pediatrix’s compliance with the unallowable cost provisions of the Settlement Agreement. The IRO shall determine whether Pediatrix has complied with its obligations not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from the United States, or any state Medicaid program. This unallowable cost analysis shall include, but not be limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Pediatrix or any affiliates. To the extent that such cost reports, cost statements, information reports, or payment requests, even if already settled, have been adjusted to account for the effect of the inclusion of the unallowable costs, the IRO shall determine if such adjustments were proper. In making this determination, the IRO may need to review cost reports and/or financial statements from the year in which the Settlement Agreement was executed, as well as from previous years.
          5. Unallowable Cost Review Report. If applicable, the IRO shall prepare a report based upon the Unallowable Cost Review performed. The Unallowable Cost Review Report shall include the IRO’s findings and supporting rationale regarding the Unallowable Cost Review and whether Pediatrix has complied with its obligation not to
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charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from such payor.
          6. Validation Review. In the event OIG has reason to believe that: (a) any of Pediatrix’s Claims Reviews or an Unallowable Cost Review fails to conform to the requirements of this Agreement; or (b) the IRO’s findings or Claims Review results or Unallowable Cost Review results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the Claims Review and/or Unallowable Cost Review complied with the requirements of the Agreement and/or the findings or Claims Review results or Unallowable Cost Review results are inaccurate (Validation Review). Pediatrix shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of Pediatrix’s final Annual Report must be initiated no later than one year after Pediatrix’s final submission (as described in Section II) is received by OIG.
     Prior to initiating a Validation Review, OIG shall notify Pediatrix of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, Pediatrix may request a meeting with OIG to: (a) discuss the results of any Claims Review or Unallowable Cost Review submissions or findings; (b) present any additional information to clarify the results of the Claims Review or Unallowable Cost Review or to correct the inaccuracy of the Claims Review or Unallowable Cost Review; and/or (c) propose alternatives to the proposed Validation Review. Pediatrix agrees to provide any additional information as may be requested by OIG under this Section in an expedited manner. OIG will attempt in good faith to resolve any Claims Review or Unallowable Cost Review issues with Pediatrix prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.
          7. Independence/Objectivity Certification. The IRO shall include in its report(s) to Pediatrix a certification or sworn affidavit that it has evaluated its professional independence and/or objectivity, as appropriate to the nature of the engagement, with regard to the Claims Review or Unallowable Cost Review and that it has concluded that it is, in fact, independent and/or objective.
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     E. Disclosure Program.
     Pediatrix certifies that it has established a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Pediatrix’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. Pediatrix shall appropriately publicize the existence of the disclosure mechanism (e.g., through compliance training or by posting the information in prominent common areas). Pediatrix hereby agrees to maintain such a Disclosure Program during the term of this CIA
     The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Pediatrix shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.
     Pediatrix certifies that its Compliance Officer (or designee) maintains, and shall continue to maintain during the term of the CIA, a disclosure log, which includes a record and summary of each disclosure received (whether anonymous or not). As of the Effective Date, the disclosure log shall also include the status of the respective internal reviews, and any corrective action taken in response to the internal reviews. The disclosure log shall be made available to the OIG upon request.
     F. Ineligible Persons.
1. Definitions. For purposes of this CIA:
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a. an “Ineligible Person” shall include an individual or entity who:
i. is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or
ii. has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.
b. “Exclusion Lists” include:
i. the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and
ii. the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov).
c. “Screened Persons” include Pediatrix’s prospective and current: (1) owners (other than shareholders who: (i) have an ownership interest of less than 5%; and (ii) acquired the ownership interest through public trading), (2) officers, (3) directors, (4) employees, and (5) physicians, contractors, and agents who furnish health care items or services for any Pediatrix entity that participates in a Federal health care program or that perform billing or coding functions with respect to such items or services.
          2. Screening Requirements. Pediatrix shall ensure that all Screened Persons are not Ineligible Persons, by implementing the following screening requirements.
a. Pediatrix shall screen all Screened Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or
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contracting process, shall require such persons to disclose whether they are an Ineligible Person.
b. Pediatrix shall screen all Screened Persons against the Exclusion Lists within 120 days after the Effective Date and on an annual basis thereafter.
c. Pediatrix shall implement a policy requiring all Screened Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.
     Nothing in this Section affects the responsibility of (or liability for) Pediatrix to refrain from billing Federal health care programs for items or services furnished, ordered, or prescribed by an Ineligible Person. Pediatrix understands that items or services furnished by excluded persons are not payable by Federal health care programs and that Pediatrix may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Pediatrix meets the requirements of this section III.F.
          3. Removal Requirement. If Pediatrix has actual notice that a Screened Person has become an Ineligible Person, Pediatrix shall remove such person from responsibility for, or involvement with, Pediatrix’s business operations related to the Federal health care programs and shall remove such person from any position for which the person’s compensation or the items or services furnished, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the person is reinstated into participation in the Federal health care programs.
          4. Pending Charges and Proposed Exclusions. If Pediatrix has actual notice that a Screened Person is charged with a criminal offense that falls within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during his or her employment or contract term, Pediatrix shall take all appropriate actions to ensure that the responsibilities of that person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or the accuracy of any claims submitted to any Federal health care program.
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     G. Notification of Government Investigation or Legal Proceedings.
Within 30 days after discovery, Pediatrix shall notify the OIG, in writing, of any ongoing investigation or legal proceeding known to Pediatrix conducted or brought by a governmental entity or its agents involving an allegation that Pediatrix has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Pediatrix shall also provide written notice to the OIG within 30 days after the resolution of the matter, and shall provide the OIG with a description of the findings and/or results of the investigation or proceedings, if any.
     H. Reporting.
          1. Overpayments.
a. Definition of Overpayments. For purposes of this CIA, an “Overpayment” shall mean the amount of money Pediatrix has received in excess of the amount due and payable under any Federal health care program requirements.
b. Reporting of Overpayments. If, at any time, Pediatrix identifies or learns of any Overpayment, Pediatrix shall notify the payor (e.g., Medicare fiscal intermediary or carrier) within 30 days after identification of the Overpayment and take remedial steps within 60 days after identification (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the Overpayment from recurring. Also, within 30 days after identification of the Overpayment, Pediatrix shall repay the Overpayment to the appropriate payor to the extent such Overpayment has been quantified. If not yet quantified, within 30 days after identification, Pediatrix shall notify the payor of its efforts to quantify the Overpayment amount along with a schedule of when such work is expected to be completed. Notification and repayment to the payor shall be done in accordance with the payor’s policies, and, for Medicare contractors, shall include the information contained on the Overpayment Refund Form, provided as Appendix
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C to this CIA. Notwithstanding the above, notification and repayment of any Overpayment amount that routinely is reconciled or adjusted pursuant to policies and procedures established by the payor should be handled in accordance with such policies and procedures.
          2. Reportable Events.
a. Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:
i. a substantial Overpayment; or
ii. a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized.
A Reportable Event may be the result of an isolated event or a series of occurrences.
b. Reporting of Reportable Events. If Pediatrix determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Pediatrix shall notify the OIG, in writing, within 30 days after making the determination that the Reportable Event exists. The report to the OIG shall include the following information:
i. If the Reportable Event results in an Overpayment, the report to the OIG shall be made at the same time as the notification to the payor required in Section III.H.1, and shall include all of the information on the Overpayment Refund Form, as well as:
(A) the payor’s name, address, and contact person to whom the Overpayment was sent; and
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(B) the date of the check and identification number (or electronic transaction number) by which the Overpayment was repaid/refunded;
ii. a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;
iii. a description of Pediatrix’s actions taken to correct the Reportable Event; and
iv. any further steps Pediatrix plans to take to address the Reportable Event and prevent it from recurring.
IV. New Business Units or Locations
     In the event that, after the Effective Date, Pediatrix changes locations or sells, closes, purchases, or establishes a new business unit or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, Pediatrix shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change of location, sale, closure, purchase, or establishment. This notification shall include the address of the new business unit or location, phone number, fax number, Medicaid Provider number, provider identification number and/or supplier number, and the corresponding contractor’s name and address that has issued each Medicaid number. Each new business unit or location shall be subject to all the requirements of this CIA.
V. Implementation and Annual Reports
     A. Implementation Report. Within 150 days after the Effective Date, Pediatrix shall submit a written report to the OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:
          1. the name, address, phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;
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          2. the names and positions of the members of the Compliance Committee required by Section III.A;
          3. a copy of Pediatrix’s Code of Conduct required by Section III.B.1;
          4. a summary of all Policies and Procedures required by Section III.B.2;
          5. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to the OIG, upon request);
          6. the following information regarding each type of training required by Section III.C:
a. a description of such training, including a summary of the topics covered, the length of sessions and a schedule of training sessions;
b. the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.
A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.
          7. a description of the Disclosure Program required by Section III.E;
          8. the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) a summary and description of any and all current and prior engagements and agreements between Pediatrix and the IRO; and (d) the proposed start and completion dates of the Claims Review and Unallowable Cost Review;
          9. a certification from the IRO regarding its professional independence and/or objectivity with respect to Pediatrix;
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          10. a description of the process by which Pediatrix fulfills the requirements of Section III.F regarding Ineligible Persons;
          11. the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify, quantify, and repay any overpayments to Federal health care programs relating to items or services furnished, ordered or prescribed by an Ineligible Person;
          12. a list of all of Pediatrix’s locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicaid Provider number(s), provider identification number(s), and/or supplier number(s); and the name and address of each Medicaid state agency to which Pediatrix currently submits claims;
          13. a description of Pediatrix’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and
          14. the certifications required by Section V.C.
     B. Annual Reports. Pediatrix shall submit to the OIG annually a report with respect to the status of, and findings regarding, Pediatrix’s compliance activities for each of the five Reporting Periods (Annual Report).
Each Annual Report shall include, at a minimum:
          1. any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer and any change in the membership of the Compliance Committee described in Section III.A;
          2. a summary of any significant changes or amendments to the Policies and Procedures required by Section III.B and the reasons for such changes (e.g., change in contractor policy) and copies of any compliance-related Policies and Procedures;
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          3. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to the OIG, upon request);
          4. the following information regarding each type of training required by Section III.C:
a. a description of such training, including a summary of the topics covered, the length of sessions and a schedule of training sessions;
b. the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.
A copy of all training materials and the documentation supporting this information shall be available to the OIG, upon request.
          5. a complete copy of all reports prepared pursuant to Section III.D, along with a copy of the IRO’s engagement letter (if applicable);
          6. Pediatrix’s response and corrective action plan(s) related to any issues raised by the reports prepared pursuant to Section III.D;
          7. summary and description of any and all current and prior engagements and agreements between Pediatrix and the IRO, if different from what was submitted as part of the Implementation Report;
          8. a certification from the IRO regarding its professional independence and/or objectivity with respect to Pediatrix;
          9. a summary of Reportable Events (as defined in Section III.H) identified during the Reporting Period and the status of any corrective and preventative action relating to all such Reportable Events;
          10. a report of the aggregate Overpayments that have been returned to the Federal health care programs. Overpayment amounts shall be broken down into the
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following categories: Medicaid (report each applicable state separately, if applicable), TRICARE, and other Federal health care programs. Overpayment amounts that are routinely reconciled or adjusted pursuant to policies and procedures established by the payor do not need to be included in this aggregate Overpayment report;
          11. a summary of the disclosures in the disclosure log required by Section III.E that: (a) relate to Federal health care programs; or (b) allege abuse or neglect of patients;
          12. any changes to the process by which Pediatrix fulfills the requirements of Section III.F regarding Ineligible Persons;
          13. the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken by Pediatrix in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify, quantify, and repay any overpayments to Federal health care programs relating to items or services furnished, ordered or prescribed by an Ineligible Person;
          14. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.G. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;
          15. a description of all changes to the most recently provided list of Pediatrix’s locations (including addresses) as required by Section V.A.12; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicaid provider number(s), provider identification number(s), and/or supplier number(s); and the name and address of each Medicaid state agency to which Pediatrix currently submits claims; and
          16. the certifications required by Section V.C.
     The first Annual Report shall be received by the OIG no later than 90 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by the OIG no later than the anniversary date of the due date of the first Annual Report.
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     C. Certifications. The Implementation Report and Annual Reports shall include a certification by the Compliance Officer that:
          1. to the best of his or her knowledge, except as otherwise described in the applicable report, Pediatrix is in compliance with all of the requirements of this CIA;
          2. he or she has reviewed the Report and has made reasonable inquiry regarding its content and believes that the information in the Report is accurate and truthful; and
          3. Pediatrix has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from Federal or State payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs;
     D. Designation of Information. Pediatrix shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Pediatrix shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.
VI. Notifications and Submission of Reports
     Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:
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OIG:
Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604
Pediatrix:
Pediatrix Medical Group, Inc.
ATTN: James P. Evans, VP,
Chief Compliance Officer
1301 Concord Terrace
Sunrise, FL 33323
Telephone: 954-384-0175
Facsimile: 954-233-3216
Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt.
VII. OIG Inspection, Audit, and Review Rights
     In addition to any other rights the OIG may have by statute, regulation, or contract, the OIG or its duly authorized representative(s) may examine or request copies of Pediatrix’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Pediatrix’s locations for the purpose of verifying and evaluating: (a) Pediatrix’s compliance with the terms of this CIA; and (b) Pediatrix’s compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by Pediatrix to the OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, the OIG or its duly authorized
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representative(s) may interview any of Pediatrix’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and the OIG. Pediatrix shall assist the OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon the OIG’s request. Pediatrix’s employees may elect to be interviewed with or without a representative of Pediatrix present.
VIII. Document and Record Retention
     Pediatrix shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs, or to compliance with this CIA, for six years (or longer if otherwise required by law) from the effective date.
IX. Disclosures
     Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, the OIG shall make a reasonable effort to notify Pediatrix prior to any release by the OIG of information submitted by Pediatrix pursuant to its obligations under this CIA and identified upon submission by Pediatrix as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Pediatrix shall have the rights set forth at 45 C.F.R. § 5.65(d).
X. Breach and Default Provisions
     Pediatrix is expected to fully and timely comply with all of its CIA obligations.
     A. Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, Pediatrix and the OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.
          1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Pediatrix fails to establish and implement any of the following obligations as described in Section III:
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a. a Compliance Officer;
b. a Compliance Committee;
c. a written Code of Conduct;
d. written Policies and Procedures;
e. the training of Covered Persons;
f. a Disclosure Program;
g. Ineligible Persons screening and removal requirements; and
h. Notification of Government investigations or legal proceedings.
          2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Pediatrix fails to engage an IRO, as required in Section III.D and Appendix A.
          3. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Pediatrix fails to submit the Implementation Report or the Annual Reports to the OIG in accordance with the requirements of Section V by the deadlines for submission.
          4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Pediatrix fails to submit the annual Claims Review Report and any other required Review in accordance with the requirements of Section III.D and Appendix B.
          5. A Stipulated Penalty of $1,500 for each day Pediatrix fails to grant access to the information or documentation as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date Pediatrix fails to grant access.)
          6. A Stipulated Penalty of $5,000 for each false certification submitted by or on behalf of Pediatrix as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.
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          7. A Stipulated Penalty of $1,000 for each day Pediatrix fails to comply fully and adequately with any obligation of this CIA. The OIG shall provide notice to Pediatrix, stating the specific grounds for its determination that Pediatrix has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Pediatrix shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after Pediatrix receives this notice from the OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which the OIG has sought a Stipulated Penalty under Subsections 1-6 of this Section.
     B. Timely Written Requests for Extensions. Pediatrix may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if the OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Pediatrix fails to meet the revised deadline set by the OIG. Notwithstanding any other provision in this Section, if the OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Pediatrix receives the OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by the OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.
     C. Payment of Stipulated Penalties.
          1. Demand Letter. Upon a finding that Pediatrix has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, the OIG shall notify Pediatrix of: (a) Pediatrix’s failure to comply; and (b) the OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is referred to as the “Demand Letter”).
          2. Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, Pediatrix shall either: (a) cure the breach to the OIG’s satisfaction and pay the applicable Stipulated Penalties; or (b) request a hearing before an HHS
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administrative law judge (ALJ) to dispute the OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Pediatrix elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Pediatrix cures, to the OIG’s satisfaction, the alleged breach in dispute, or until an ALJ has determined there is no breach of the CIA. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.
          3. Form of Payment. Payment of the Stipulated Penalties shall be made by certified or cashier’s check, payable to: “Secretary of the Department of Health and Human Services,” and submitted to the OIG at the address set forth in Section VI.
          4. Independence from Material Breach Determination. Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for the OIG’s decision that Pediatrix has materially breached this CIA, which decision shall be made at the OIG’s discretion and shall be governed by the provisions in Section X.D, below.
     D. Exclusion for Material Breach of this CIA.
          1. Definition of Material Breach. A material breach of this CIA means:
a. a failure by Pediatrix to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.H;
b. a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;
c. a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or
d. a failure to engage and use an IRO in accordance with Section III.D.
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          2. Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Pediatrix constitutes an independent basis for Pediatrix’s exclusion from participation in the Federal health care programs. Upon a determination by the OIG that Pediatrix has materially breached this CIA and that exclusion is the appropriate remedy, the OIG shall notify Pediatrix of: (a) Pediatrix’s material breach; and (b) the OIG’s intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the “Notice of Material Breach and Intent to Exclude”).
          3. Opportunity to Cure. Pediatrix shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to the OIG’s satisfaction that:
a. Pediatrix is in compliance with the obligations of the CIA cited by the OIG as being the basis for the material breach;
b. the alleged material breach has been cured; or
c. the alleged material breach cannot be cured within the 30-day period, but that: (i) Pediatrix has begun to take action to cure the material breach; (ii) Pediatrix is pursuing such action with due diligence; and (iii) Pediatrix has provided to the OIG a reasonable timetable for curing the material breach.
          4. Exclusion Letter. If, at the conclusion of the 30-day period, Pediatrix fails to satisfy the requirements of Section X.D.3, the OIG may exclude Pediatrix from participation in the Federal health care programs. The OIG shall notify Pediatrix in writing of its determination to exclude Pediatrix (this letter shall be referred to hereinafter as the “Exclusion Letter”). Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Pediatrix’s receipt of the Exclusion Letter. The exclusion shall have national effect and shall also apply to all other Federal procurement and nonprocurement programs. Reinstatement to program participation is not automatic. After the end of the period of exclusion, Pediatrix may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.
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E. Dispute Resolution
          1. Review Rights. Upon the OIG’s delivery to Pediatrix of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Pediatrix shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, the OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.
          2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Pediatrix was in full and timely compliance with the obligations of this CIA for which the OIG demands payment; and (b) the period of noncompliance. Pediatrix shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. The OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with the OIG with regard to a finding of a breach of this CIA and orders Pediatrix to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Pediatrix requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of the OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.
          3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:
a. whether Pediatrix was in material breach of this CIA;
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b. whether such breach was continuing on the date of the Exclusion Letter; and
c. whether the alleged material breach could not have been cured within the 30-day period, but that: (i) Pediatrix had begun to take action to cure the material breach within that period; (ii) Pediatrix has pursued and is pursuing such action with due diligence; and (iii) Pediatrix provided to the OIG within that period a reasonable timetable for curing the material breach and has followed the timetable.
          For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to the OIG, or, if the ALJ rules for Pediatrix, only after a DAB decision in favor of the OIG. Pediatrix’s election of its contractual right to appeal to the DAB shall not abrogate the OIG’s authority to exclude Pediatrix upon the issuance of an ALJ’s decision in favor of the OIG. If the ALJ sustains the determination of the OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Pediatrix may request review of the ALJ decision by the DAB. If the DAB finds in favor of the OIG after an ALJ decision adverse to the OIG, the exclusion shall take effect 20 days after the DAB decision. Pediatrix shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Pediatrix, Pediatrix shall be reinstated effective on the date of the original exclusion.
          4. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.
XI. Effective and Binding Agreement
     Consistent with the provisions in the Settlement Agreement pursuant to which this CIA is entered, Pediatrix and the OIG agree as follows:
     A. This CIA shall be binding on the successors, assigns, and transferees of Pediatrix;
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     B. This CIA shall become final and binding on the date the final signature is obtained on the CIA;
     C. Any modifications to this CIA shall be made with the prior written consent of the parties to this CIA;
     D. The OIG may agree to a suspension of Pediatrix’s obligations under the CIA in the event of Pediatrix’s cessation of participation in Federal health care programs. If Pediatrix withdraws from participation in Federal health care programs and is relieved of its CIA obligations by the OIG, Pediatrix shall notify the OIG at least 30 days in advance of Pediatrix’s intent to reapply as a participating provider or supplier with any Federal health care program. Upon receipt of such notification, the OIG shall evaluate whether the CIA should be reactivated or modified.
     E. The undersigned Pediatrix signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.
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On Behalf of Pediatrix Medical Group, Inc.

/s/ Thomas W. Hawkins THOMAS W. HAWKINS Senior Vice President and General Counsel	9/19/06 DATE
/s/ Ronald L. Wisor, Jr. STEPHEN J. IMMELT RONALD L. WISOR JR. Hogan & Hartson L.L.P. Counsel for Pediatrix	9/20/06 DATE
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On behalf of the Office of Inspector General
of the Department of Health and Human Services

/s/ Gregory E. Demske GREGORY E. DEMSKE Assistant Inspector General for Legal Affairs Office of Inspector General U. S. Department of Health and Human Services	9/18/06 DATE
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APPENDIX A
INDEPENDENT REVIEW ORGANIZATION
This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.D of the CIA.
A. IRO Engagement.
     Pediatrix shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below. The IRO shall conduct the review in a professionally independent and/or objective fashion, as set forth in Paragraph D. Within 30 days after OIG receives written notice of the identity of the selected IRO, OIG will notify Pediatrix if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Pediatrix may continue to engage the IRO.
     If Pediatrix engages a new IRO during the term of the CIA, this IRO shall also meet the requirements of this Appendix. If a new IRO is engaged, Pediatrix shall submit the information identified in Section V.A.8 to OIG within 30 days of engagement of the IRO. Within 30 days after OIG receives written notice of the identity of the selected IRO, OIG will notify Pediatrix if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Pediatrix may continue to engage the IRO.
B. IRO Qualifications.
The IRO shall:
     1. assign individuals to conduct the Claims Review and, if applicable, Unallowable Cost Review who have expertise in the billing, coding, reporting, and other requirements of Medicaid and TRICARE applicable to claims for neonatal and other physician services and in the general requirements of the Federal health care program(s) from which Pediatrix seeks reimbursement;
     2. assign individuals to design and select the Claims Review sample who are knowledgeable about the appropriate statistical sampling techniques;
     3. assign individuals to conduct the coding review portions of the Claims Review who have a nationally recognized coding certification (e.g., CCA, CCS, CCS-P, CPC, RRA, etc.) and who have maintained this certification (e.g., completed applicable continuing education requirements); and
Pediatrix Appendix A

     4. have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.
C. IRO Responsibilities.
The IRO shall:
     1. perform each Claim Review and, if applicable, Unallowable Cost Review in accordance with the specific requirements of the CIA;
     2. follow all applicable Medicaid and TRICARE rules, and other applicable rules and reimbursement guidelines in making assessments in the Claims Review;
     3. if in doubt of the application of a particular Medicaid, TRICARE or other applicable policy or regulation, request clarification from the appropriate authority (e.g., Medicaid State Agency);
     4. respond to all OIG inquires in a prompt, objective, and factual manner; and
     5. prepare timely, clear, well-written reports that include all the information required by Appendix B of the CIA.
D. IRO Independence/Objectivity.
The IRO must perform the Claims Review and, if applicable, Unallowable Cost Review, in a professionally independent and/or objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or engagements that may exist between the IRO and Pediatrix.
E. IRO Removal/Termination.
     1. Provider. If Pediatrix terminates its IRO during the course of the engagement, Pediatrix must submit a notice explaining its reasons to OIG no later than 30 days after termination. Pediatrix must engage a new IRO in accordance with Paragraph A of this Appendix.
     2. OIG Removal of IRO. In the event OIG has reason to believe that the IRO does not possess the qualifications described in Paragraph B, is not independent and/or objective as set forth in Paragraph D, or has failed to carry out its responsibilities as described in Paragraph C, OIG may, at its sole discretion, require Pediatrix to engage a new IRO in accordance with Paragraph A of this Appendix.
Pediatrix Appendix A

     Prior to requiring Pediatrix to engage a new IRO, OIG shall notify Pediatrix of its intent to do so and provide a written explanation of why OIG believes such a step is necessary. To resolve any concerns raised by OIG, Pediatrix may request a meeting with OIG to discuss any aspect of the IRO’s qualifications, independence or performance of its responsibilities and to present additional information regarding these matters. Pediatrix shall provide any additional information as may be requested by OIG under this Paragraph in an expedited manner. OIG will attempt in good faith to resolve any differences regarding the IRO with Pediatrix prior to requiring Pediatrix to terminate the IRO. However, the final determination as to whether or not to require Pediatrix to engage a new IRO shall be made at the sole discretion of OIG.
Pediatrix Appendix A

APPENDIX B
CLAIMS REVIEW
A.	Claims Review.
     1. Definitions. For the purposes of the Claims Review, the following definitions shall be used:
a. Overpayment: The amount of money Pediatrix has received in excess of the amount due and payable under any Federal health care program requirements.
b. Item: Any discrete unit that can be sampled (e.g., CPT code for global neonatal critical and intensive care services, line item, beneficiary, patient encounter, etc.).
c. Paid Claim: A code or line item submitted by Pediatrix and for which Pediatrix has received reimbursement from the Medicaid or TRICARE programs.
d. Population: For the first Reporting Period, the Population shall be defined as all Items for which a code or line item has been submitted by or on behalf of Pediatrix and for which Pediatrix has received reimbursement from the Medicaid or TRICARE programs (i.e., Paid Claim) during the 12-month period covered by the first Claims Review.
For the remaining Reporting Periods, the Population shall be defined as all Items for which Pediatrix has received reimbursement from the Medicaid and TRICARE programs (i.e., Paid Claim) during the 12-month period covered by the Claims Review.
To be included in the Population, an Item must have resulted in at least one Paid Claim.
e. Error Rate: The Error Rate shall be the percentage of net Overpayments identified in the sample. The net Overpayments shall be calculated by subtracting all underpayments identified in the sample from all gross Overpayments identified in the sample. (Note: Any potential cost settlements or other supplemental payments should not be included in the net Overpayment calculation. Rather, only underpayments identified as part of the Discovery Sample shall be included as part of the net Overpayment calculation.)
Pediatrix Appendix B

The Error Rate is calculated by dividing the net Overpayment identified in the sample by the total dollar amount associated with the Items in the sample.
     2. Other Requirements.
a. Paid Claims without Supporting Documentation. For the purpose of appraising Items included in the Claims Review, any Paid Claim for which Pediatrix cannot produce documentation sufficient to support the Paid Claim shall be considered an error and the total reimbursement received by Pediatrix for such Paid Claim shall be deemed an Overpayment. Replacement sampling for Paid Claims with missing documentation is not permitted.
b. Replacement Sampling. Considering the Population shall consist only of Paid Claims and that Items with missing documentation cannot be replaced, there is no need to utilize alternate or replacement sampling units.
c. Use of First Samples Drawn. For the purposes of all samples (Discovery Sample(s) and Full Sample(s)) discussed in this Appendix, the Paid Claims associated with the Items selected in each first sample (or first sample for each strata, if applicable) shall be used (i.e., it is not permissible to generate more than one list of random samples and then select one for use with the Discovery Sample or Full Sample).
B.	Claims Review Report. The following information shall be included in the Claims Review Report for each 30-claim Discovery Sample and each Full Sample (if applicable).
     1. Claims Review Methodology.
a. Sampling Unit. A description of the Item as that term is utilized for the Claims Review.
b. Claims Review Population. A description of the Population subject to the Claims Review.
c. Claims Review Objective. A clear statement of the objective intended to be achieved by the Claims Review.
d. Sampling Frame. A description of the sampling frame, which is the totality of Items from which each 30-claim Discovery Sample and, if any, each Full Sample has been selected and an explanation of the methodology
Pediatrix Appendix B

used to identify the sampling frame. In most circumstances, the sampling frame will be identical to the Population.
e. Source of Data. A description of the specific documentation relied upon by the IRO when performing the Claims Review (e.g., medical records, physician orders, certificates of medical necessity, requisition forms, local medical review policies (including title and policy number), CMS program memoranda (including title and issuance number), Medicare carrier or intermediary manual or bulletins (including issue and date), other policies, regulations, or directives).
f. Review Protocol. A narrative description of how the Claims Review was conducted and what was evaluated.
     2. Statistical Sampling Documentation.
a. The number of Items appraised in each 30-claim Discovery Sample and, if applicable, in each Full Sample.
b. A copy of the printout of the random numbers generated by the “Random Numbers” function of the statistical sampling software used by the IRO.
c. A copy of the statistical software printout(s) estimating how many Items are to be included in each Full Sample, if applicable.
d. A description or identification of the statistical sampling software package used to select the sample and determine the Full Sample size, if applicable.
     3. Claims Review Findings.
a. Narrative Results.
i. A description of Pediatrix’s billing and coding system(s), including the identification, by position description, of the personnel involved in coding and billing.
ii. A narrative explanation of the IRO’s findings and supporting rationale (including reasons for errors, patterns noted, etc.) regarding the Claims Review, including the results of each 30-claim Discovery Sample, and the results of each Full Sample (if any).
Pediatrix Appendix B

b. Quantitative Results.
i. Total number and percentage of instances in which the IRO determined that the Paid Claims submitted by Pediatrix (Claim Submitted) differed from what should have been the correct claim (Correct Claim), regardless of the effect on the payment.
ii. Total number and percentage of instances in which the Claim Submitted differed from the Correct Claim and in which such difference resulted in an Overpayment to Pediatrix.
iii. Total dollar amount of all Overpayments in the sample.
iv. Total dollar amount of paid Items included in the sample and the net Overpayment associated with the sample.
v. Error Rate in the sample.
vi. A spreadsheet of the Claims Review results that includes the following information for each Paid Claim appraised: Federal health care program billed, beneficiary health insurance claim number, date of service, procedure code submitted, procedure code reimbursed, allowed amount reimbursed by payor, correct procedure code (as determined by the IRO), correct allowed amount (as determined by the IRO), dollar difference between allowed amount reimbursed by payor and the correct allowed amount. (See Attachment 1 to this Appendix.)
     4. Systems Review. Observations, findings, and recommendations on possible improvements to the system(s) and process(es) that generated the Overpayment(s).
     5. Credentials. The names and credentials of the individuals who: (1) designed the statistical sampling procedures and the review methodology utilized for the Claims Review; and (2) performed the Claims Review.
Pediatrix Appendix B

Attachment 1
Claim Review Results

Dollar Difference
						Correct Procedure	Correct Allowed Amt	between Amt
Federal Health Care	Bene		Procedure Code	Procedure Code	Allowed Amount	Code (IRO	Reimbursed	Reimbursed and
Program Billed	HIC #	Date of Service	Submitted	Reimbursed	Reimbursed	determined)	(IRO determined)	Correct Allowed Amt

Pediatrix — Attachment 1

APPENDIX C
OVERPAYMENT REFUND
TO BE COMPLETED BY MEDICARE CONTRACTOR
Date: ____________
Contractor Deposit Control #_________ Date of Deposit: _________
Contractor Contact Name: ____________ Phone # _________
Contractor Address: ______________________________
Contractor Fax: ______________________________
TO BE COMPLETED BY PROVIDER/PHYSICIAN/SUPPLIER
Please complete and forward to Medicare Contractor. This form, or a similar document containing the following information, should accompany every voluntary refund so that receipt of check is properly recorded and applied.
PROVIDER/PHYSICIAN/SUPPLIER NAME _____________________
ADDRESS __________________
PROVIDER/PHYSICIAN/SUPPLIER #_______________ CHECK NUMBER #_______________
CONTACT PERSON:____________ PHONE #____________ AMOUNT OF CHECK $_________ CHECK DATE ____________
REFUND INFORMATION
For each Claim, provide the following:
Patient Name __________________ HIC #____________
Medicare Claim Number ____________ Claim Amount Refunded $__________________
Reason Code for Claim Adjustment: _________ (Select reason code from list below. Use one reason per claim)
(Please list all claim numbers involved. Attach separate sheet, if necessary)

Note:	If Specific Patient/HIC/Claim #/Claim Amount data not available for all claims due to Statistical Sampling, please indicate methodology and formula used to determine amount and reason for overpayment: _______________________
For Institutional Facilities Only:
Cost Report Year(s) _______________
(If multiple cost report years are involved, provide a breakdown by amount and corresponding cost report year.)
For OIG Reporting Requirements:
Do you have a Corporate Integrity Agreement with OIG? _______ Yes ________No
Reason Codes:

Billing/Clerical Error	MSP/Other Payer Involvement	Miscellaneous

01 — Corrected Date of Service	08 — MSP Group Health Plan Insurance	13 — Insufficient Documentation
02 — Duplicate	09 — MSP No Fault Insurance	14 — Patient Enrolled in an HMO
03 — Corrected CPT Code	10 — MSP Liability Insurance	15 — Services Not Rendered
04 — Not Our Patient(s)	11 — MSP, Workers Comp. (Including	16 — Medical Necessity
05 — Modifier Added/Removed	Black Lung	17 — Other (Please Specify)
06 — Billed in Error	12 — Veterans Administration	_____________________
07 — Corrected CPT Code
Pediatrix Appendix C